Exhibit 99.1

MYR Group Inc. Announces Third-Quarter and First Nine-Months 2015 Results

Rolling Meadows, Ill., November 4, 2015 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, today announced its third-quarter and first nine-months 2015 financial results.

Highlights

•	Q3 2015 revenues of $269.9 million compared to $248.5 million for the same period last year, an increase of 8.6 percent.
•	Q3 2015 net income of $6.2 million compared to $8.4 million for the same period last year, a decrease of 26.5 percent.
•	Q3 2015 diluted earnings per share of $0.29 compared to $0.39 per share for the same period last year, a decrease of 25.6 percent.
•	First nine-months 2015 revenues of $790.5 million compared to $693.0 million for the same period last year, an increase of 14.1 percent.
•	First nine-months 2015 net income of $21.4 million compared to $22.4 million for the same period last year, a decrease of 4.4 percent.
•	First nine-months 2015 diluted earnings per share of $1.01 compared to $1.03 per share for the same period last year, a decrease of 1.9 percent.
•	MYR purchased 254,526 shares of its common stock in Q3 2015 under its $42.5 million share repurchase program.

Management Comments

Bill Koertner, MYR’s President and CEO, said, “The third quarter was a challenging three months for MYR. While our revenue was higher, our gross margin was down due primarily to heightened competition in many of our markets and a few underperforming jobs due to various productivity issues. Also, much of our revenue this quarter resulted from small and mid-sized jobs with shorter durations which tend to lead to lower overall equipment utilization and lower labor productivity because the jobs are often finished before our crews fully reach their productive rhythm. Continuity of work remains key to our success.” Mr. Koertner continued, “We are pleased that our investment to expand into some new geographic markets is beginning to show some positive results. We plan to remain disciplined with our approach both as we grow organically and consider acquisitions in order to capitalize on the strength of our team, customer relationships, specialty equipment resources, strong balance sheet, safety record and customer service reputation.”

Third-Quarter Results

MYR reported third-quarter 2015 revenues of $269.9 million, an increase of $21.4 million, or 8.6 percent, compared to third-quarter 2014. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $203.9 million, an increase of $23.9 million, or 13.3 percent, from the third quarter of 2014, primarily due to higher revenues from jobs of all sizes. Material and subcontractor costs in our T&D segment comprised approximately 25 percent of total contract costs in the third quarter of 2015, compared to approximately 34 percent in the third quarter of 2014. The Commercial and Industrial (C&I) segment reported third-quarter 2015 revenues of $66.0 million, a decrease of $2.5 million, or 3.7 percent, from third-quarter 2014, due primarily to lower revenue from large jobs, partially offset by the acquisition of E.S. Boulos Company (“ESB”).

Consolidated gross profit decreased to $28.6 million in the third quarter of 2015, compared to $32.7 million in the third quarter of 2014. The decrease in gross profit was primarily due to lower gross margins partially offset by increased revenues. Gross margin decreased to 10.6 percent for the third quarter of 2015 from 13.2 percent for the third quarter of 2014. The year-over-year decline in gross margin was primarily due to lower bid margins caused by increased competition in many of our markets, an increase in shorter duration jobs (which affects fleet utilization, labor productivity and mobilization and demobilization costs) and certain underperforming jobs. Underperforming jobs include labor productivity below previous estimates as a result of excessive labor turnover and rework on certain jobs. Changes in estimates of gross profit on certain projects resulted in a gross margin decrease of 0.5 percent compared to an increase of 1.0 percent for the three months ended September 30, 2015 and 2014, respectively.

Selling, general and administrative expenses decreased to $19.0 million in the third quarter of 2015 compared to $19.3 million in the third quarter of 2014. The decrease in selling, general and administrative expenses in the third quarter of 2015 was due to lower bonus and profit sharing costs, partially offset by higher personnel costs to support operations compared to the third quarter of 2014. As a percentage of revenues, selling, general and administrative expenses decreased to 7.0 percent for the third quarter of 2015 from 7.8 percent for the third quarter of 2014.

For the third quarter of 2015, net income was $6.2 million, or $0.29 per diluted share, compared to $8.4 million, or $0.39 per diluted share, for the same period of 2014. Third-quarter 2015 EBITDA, a non-GAAP financial measure, was $20.1 million, or 7.4 percent of revenues, compared to $21.9 million, or 8.8 percent of revenues, in the third quarter of 2014.

First Nine-Months

MYR reported first nine-months 2015 revenues of $790.5 million, an increase of $97.5 million, or 14.1 percent, compared to the first nine months of 2014. Specifically, the T&D segment reported revenues of $593.7 million, an increase of $85.3 million, or 16.8 percent, from the first nine months of 2014, primarily due to an increase in the number of jobs of all sizes. The C&I segment reported first nine-months 2015 revenues of $196.8 million, an increase of $12.2 million, or 6.6 percent, over the first nine months of 2014, due primarily to the acquisition of ESB.

Consolidated gross profit decreased to $89.7 million, in the first nine months of 2015, compared to $90.3 million, a decrease of $0.6 million or 0.7 percent compared to the first nine months of 2014. The decrease in gross profit was primarily due to lower gross margin partially offset by higher revenues. Gross margin decreased to 11.4 percent for the first nine months of 2015 from 13.0 percent for the first nine months of 2014. The year-over-year decline in gross margin was primarily due to lower bid margins caused by increased competition in many of our markets, an increase in the number of shorter duration projects (which affects fleet utilization, labor productivity and mobilization and demobilization costs) and certain underperforming jobs. Underperforming jobs include labor productivity below previous estimates as a result of excessive labor turnover and rework on certain jobs. Changes in estimates of gross profit on certain projects resulted in gross margin increases of 0.5 percent and 1.7 percent for the nine months ended September 30, 2015 and 2014, respectively.

Selling, general and administrative expenses increased to $56.5 million in the first nine months of 2015 compared to $54.3 million in the first nine months of 2014. The increase in selling, general and administrative expenses in the first nine months of 2015 was due primarily to higher personnel costs to support operations and ESB acquisition costs, partially offset by lower bonus and profit sharing costs, compared to the first nine months of 2014. As a percentage of revenues, selling, general and administrative expenses decreased to 7.2 percent for the first nine months of 2015 from 7.8 percent for the first nine months of 2014.

For the first nine months of 2015, net income was $21.4 million, or $1.01 per diluted share, compared to $22.4 million, or $1.03 per diluted share, for the same period of 2014. First nine-months 2015 EBITDA, a non-GAAP financial measure, was $62.9 million, or 8.0 percent of revenues, compared to $60.9 million, or 8.8 percent of revenues, in the first nine months of 2014.

Share Repurchase Program

On July 30, 2015, MYR’s board of directors approved an amended share repurchase program, increasing the amount of the program from $25.0 million to $42.5 million, and extending the term through August 31, 2016. MYR has spent approximately $24.4 million to purchase approximately 978 thousand shares over the life of this program. In the first nine months of 2015, MYR purchased 327,232 shares of its common stock, for approximately $8.7 million, under the share repurchase program. As of September 30, 2015 we had $18.1 million of availability to purchase shares under the program.

Backlog

As of September 30, 2015, MYR's backlog was $425.1 million, consisting of $295.6 million in the T&D segment and $129.5 million in the C&I segment. Total backlog at September 30, 2015 was $14.4 million higher than the $410.7 million reported at June 30, 2015. T&D backlog at September 30, 2015 increased $19.8 million, or 7.2 percent, from June 30, 2015, while C&I backlog decreased $5.4 million, or 4.0 percent, over the same period. Total backlog at September 30, 2015 increased $16.1 million, or 3.9 percent, from the $409.0 million reported at September 30, 2014.

Balance Sheet

As of September 30, 2015, MYR had cash and cash equivalents of $30.4 million and $155.7 million of borrowing availability under its credit facility.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its third-quarter 2015 results on Thursday, November 5, 2015, at 10:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, November 11, 2015, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 59506740. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, November 11, 2015 at 11:59 P.M. Eastern time.

About MYR Group

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in any risk factors or cautionary statements contained in MYR's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of September 30, 2015 and December 31, 2014

	September 30,	December 31,
(In thousands, except share and per share data)	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,429	$77,636
Accounts receivable, net of allowances of $386 and $1,179, respectively	193,065	158,101
Costs and estimated earnings in excess of billings on uncompleted contracts	78,030	44,609
Deferred income tax assets	12,091	11,905
Receivable for insurance claims in excess of deductibles	11,391	12,311
Refundable income taxes	4,295	2,059
Other current assets	5,850	6,880
Total current assets	335,151	313,501
Property and equipment, net of accumulated depreciation of $173,276 and $147,956, respectively	164,894	148,654
Goodwill	48,667	46,599
Intangible assets, net of accumulated amortization of $3,478 and $3,227, respectively	9,614	9,865
Other assets	1,380	1,467
Total assets	$559,706	$520,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$82,486	$62,247
Billings in excess of costs and estimated earnings on uncompleted contracts	45,690	38,121
Accrued self insurance	35,861	39,480
Other current liabilities	28,627	31,740
Total current liabilities	192,664	171,588
Deferred income tax liabilities	24,729	24,729
Other liabilities	1,059	1,216
Total liabilities	218,452	197,533
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
20,804,768 and 20,791,623 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	206	206
Additional paid-in capital	167,153	151,124
Accumulated other comprehensive income	82	—
Retained earnings	173,813	171,223
Total stockholders’ equity	341,254	322,553
Total liabilities and stockholders’ equity	$559,706	$520,086

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income

Three and Nine Months Ended September 30, 2015 and 2014

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands, except per share data)	2015	2014	2015	2014

Contract revenues	$269,861	$248,473	$790,497	$692,988
Contract costs	241,241	215,749	700,767	602,656
Gross profit	28,620	32,724	89,730	90,332
Selling, general and administrative expenses	18,974	19,282	56,513	54,267
Amortization of intangible assets	84	83	251	250
Gain on sale of property and equipment	(357)	(48)	(1,574)	(119)
Income from operations	9,919	13,407	34,540	35,934
Other income (expense)
Interest income	8	57	23	90
Interest expense	(180)	(179)	(546)	(534)
Other, net	438	2	349	164
Income before provision for income taxes	10,185	13,287	34,366	35,654
Income tax expense	4,010	4,883	12,945	13,237
Net income	$6,175	$8,404	$21,421	$22,417
Income per common share:
—Basic	$0.30	$0.40	$1.03	$1.06
—Diluted	$0.29	$0.39	$1.01	$1.03
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,788	20,988	20,662	21,040
—Diluted	21,214	21,521	21,113	21,536

Net income	$6,175	$8,404	$21,421	$22,417
Other comprehensive income:
Foreign currency translation adjustment	50	—	69	—
Other comprehensive income	50	—	69	—
Total comprehensive income	$6,225	$8,404	$21,490	$22,417

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2015 and 2014

	Nine months ended
	September 30,
(In thousands)	2015	2014

Cash flows from operating activities:
Net income	$21,421	$22,417
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	27,767	24,551
Amortization of intangible assets	251	250
Stock-based compensation expense	3,843	3,271
Deferred income taxes	(186)	1,407
Gain on sale of property and equipment	(1,574)	(119)
Other non-cash items	175	95
Changes in operating assets and liabilities
Accounts receivable, net	(24,301)	13,062
Costs and estimated earnings in excess of billings on
uncompleted contracts	(31,319)	(20,859)
Receivable for insurance claims in excess of deductibles	920	(484)
Other assets	(1,234)	2,439
Accounts payable	17,014	(11,162)
Billings in excess of costs and estimated earnings on
uncompleted contracts	6,079	(4,484)
Accrued self insurance	(3,387)	308
Other liabilities	(4,774)	2,932
Net cash flows provided by operating activities	10,695	33,624
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,980	230
Cash paid for acquired business	(11,374)	—
Purchases of property and equipment	(42,795)	(35,992)
Net cash flows used in investing activities	(52,189)	(35,762)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,823	450
Excess tax benefit from stock-based awards	1,676	390
Repurchase of common shares	(9,240)	(10,585)
Other financing activities	28	38
Net cash flows used in financing activities	(5,713)	(9,707)
Net decrease in cash and cash equivalents	(47,207)	(11,845)
Cash and cash equivalents:
Beginning of period	77,636	76,454
End of period	$30,429	$64,609

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended September 30, 2015 and 2014

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except per share data)	2015	2014	2015		2014

Summary Statement of Operations Data:
Contract revenues	$269,861	$248,473	$1,041,476		$947,569
Gross profit	$28,620	$32,724	$131,812		$124,170
Income from operations	$9,919	$13,407	$57,010		$51,720
Net income	$6,175	$8,404	$35,548		$32,439

Per Share Data:
Income per common share (1):
- Basic	$0.30	$0.40	$1.72	(2)	$1.53	(2)
- Diluted	$0.29	$0.39	$1.68	(2)	$1.50	(2)
Weighted average number of common shares
and potential common shares outstanding :
- Basic	20,788	20,988	20,670	(3)	21,028	(3)
- Diluted	21,214	21,521	21,159	(3)	21,553	(3)

	September 30,	December 31,	September 30,		September 30,
(in thousands)	2015	2014	2014		2013

Summary Balance Sheet Data:
Total assets	$559,706	$520,086	$528,699		$513,687
Total stockholders' equity (book value)	$341,254	$322,553	$311,311		$284,165
Goodwill and intangible assets	$58,281	$56,464	$56,548		$56,882
Total debt	$—	$—	$—		$—

(1)	MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.
(2)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(3)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended September 30, 2015 and 2014

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except per share data, ratios and percentages)	2015	2014	2015	2014

Financial Performance Measures (1):

EBITDA (2)	$20,056	$21,940	$93,997	$84,414
EBITDA per Diluted Share (3)	$0.95	$1.02	$4.44	$3.92
Free Cash Flow (4)	$(11,398)	$18,569	$(13,801)	$10,016
Book Value per Diluted Share (5)	$16.09	$14.47
Tangible Book Value (6)	$282,973	$254,763
Tangible Book Value per Diluted Share (7)	$13.34	$11.84
Debt to Equity Ratio (8)	0.0	0.0
Asset Turnover (9)			1.97	1.84
Return on Assets (10)			6.7%	6.3%
Return on Equity (11)			11.4%	11.4%
Return on Invested Capital (13)			14.4%	14.7%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$6,175	$8,404	$35,548	$32,439
Interest expense, net	$172	$122	$695	$628
Provision for income taxes	$4,010	$4,883	$21,114	$18,805
Depreciation and amortization	$9,699	$8,531	$36,640	$32,542
EBITDA (2)	$20,056	$21,940	$93,997	$84,414

Reconciliation of Net Income per diluted share
to EBITDA per diluted share:
Net Income per share:	$0.29	$0.39	$1.68	$1.50
Interest expense, net, per share	$0.01	$0.01	$0.03	$0.03
Provision for income taxes per share	$0.19	$0.23	$1.00	$0.87
Depreciation and amortization per share	$0.46	$0.39	$1.73	$1.52
EBITDA per diluted share (3)	$0.95	$1.02	$4.44	$3.92

Calculation of Free Cash Flow:
Net cash flow from operating activities	$1,666	$29,327	$32,047	$57,193
Less: cash used in purchasing property and equipment	$(13,064)	$(10,758)	$(45,848)	$(47,177)
Free Cash Flow (4)	$(11,398)	$18,569	$(13,801)	$10,016

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)	$341,254	$311,311
Goodwill and intangible assets	$(58,281)	$(56,548)
Tangible Book Value (6)	$282,973	$254,763

Reconciliation of Book Value per diluted share
to Tangible Book Value per diluted share:
Book value per diluted share:	$16.09	$14.47
Goodwill and intangible assets per diluted share	(2.75)	(2.63)
Tangible Book Value per diluted share (7)	$13.34	$11.84

	September 30,	September 30,	September 30,
	2015	2014	2013
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)	$341,254	$311,311	$284,165
Plus: Total Debt	$—	$—	$—
Less: Cash and cash equivalents	$(30,429)	$(64,609)	$(62,894)
Invested Capital (12)	$310,825	$246,702	$221,271

(1)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(3)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(4)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(5)	Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.
(6)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(7)	Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)	The debt to equity ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(9)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(10)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(11)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(12)	Invested capital is calculated by adding net debt (total debt less cash and marketable securities) to total stockholders’ equity.
(13)	Return on invested capital is calculated by dividing net income, less any dividends, by invested capital at the beginning of the period.